Exhibit 10.18

Form of 2026 Time-Vested Restricted Stock Unit Agreement

This Time-Vested Restricted Stock Unit Agreement (“Agreement”) is made as of the 5th day of January, 2026 (the “Grant Date”) by and between ATI Inc., a Delaware company (the “Company”), and ___________ (the “Participant”).
WHEREAS, the Company sponsors and maintains the Allegheny Technologies Incorporated 2022 Incentive Plan (the “Incentive Plan”);
WHEREAS, the Company desires to encourage the Participant to remain an employee of the Company and, during such employment, to contribute substantially to the financial performance of the Company;
WHEREAS, to provide that incentive, the Company awarded the Participant the number of restricted stock units (singular “RSU” and plural “RSUs”) shown below, related to the common stock of the Company, $0.10 par value per share (“Common Stock”), subject to the terms and conditions of this Agreement, including the restrictive covenants, set forth herein;
WHEREAS, the RSUs are subject to the Participant’s ongoing employment by the Company on each applicable vesting date, except as otherwise provided herein;
WHEREAS, the Company and the Participant desire to evidence the award of the RSUs, and the terms and conditions applicable thereto, in this Agreement; and
WHEREAS, capitalized terms used, but not defined herein, shall have the meanings ascribed to them in the Incentive Plan.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, including the Restrictive Covenants set forth in Section 10 of this Agreement, and intending to be legally bound, the Company and the Participant agree as follows:
1.Grant of RSUs. The Company hereby grants to the Participant _______ RSUs (subject to adjustment as provided in Section 3(d) of the Incentive Plan) as of the Grant Date. Each RSU represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Agreement and the Incentive Plan.
2.Service Criteria. The RSUs shall vest in accordance with the following schedule, subject to the Participant’s continued employment through the applicable vesting date (each such date, a “Vesting Date”):

Vesting Date	Percent of Total Award Vested
January 5, 2027	33 1/3%
January 5, 2028	66 2/3%
January 5, 2029	100%

3.Termination of Service Prior to the Vesting Date. Except as otherwise provided in this Section 3, if, prior to the applicable Vesting Date for one or more installments of the RSUs, the Participant experiences a Termination of Service, whether initiated by either party and for any reason, all rights of the Participant to the RSUs that have not vested prior to the date of Termination of Service shall terminate immediately and be forfeited in their entirety without compensation to the Participant, and the forfeited RSUs shall be canceled without further action required by the Company or otherwise.
(a)Termination of Service Due to Death or Disability. If the Participant experiences a Termination of Service due to the Participant’s death or Disability (as defined on Appendix A hereto), then all rights of the Participant to the RSUs that have not vested on or prior to the date of Termination of Service shall become immediately vested as of the date of such Termination of Service, and the Shares with respect thereto shall be delivered as soon as reasonably practicable (and in no event later than thirty (30) days) following the date of such Termination of Service, provided that, in the case of a Participant’s Termination of Service due to Disability, subject to any required delay under Section 11 and provided that the Participant does not breach any of the restrictive covenants set forth herein.
(b)Termination of Service; Retirement and Specified Age and Years of Service Rules Prior to a Change in Control or Following the Second Anniversary Thereof. If, prior to a Change in Control or following the second anniversary thereof, the Participant experiences a Termination of Service due to the Participant’s Retirement (as defined in Appendix A), then if the effective date of such Retirement is (i) prior to the nine month anniversary of the Grant Date, all rights of the Participant to the RSUs shall terminate immediately and be forfeited in their entirety, without compensation to the Participant, and the forfeited RSUs shall be canceled without further action required by the Company or otherwise, or (ii) on or following the nine month anniversary of the Grant Date, the RSUs shall continue to vest as set forth in Section 2 of this Agreement, provided that the Participant does not breach any of the restrictive covenants set forth herein. If, prior to a Change in Control or following the second anniversary thereof, the Participant experiences a Termination of Service at or after attainment of age 55 with five years of credited employment with the Company after providing no less than six months advance written notice to the Company (unless and to the extent such notice is waived by the Company), and does not otherwise qualify for Retirement, and such Termination of Service is (i) prior to the nine month anniversary of the Grant Date, all rights of the Participant to the RSUs shall terminate immediately and be forfeited in their entirety, without compensation to the Participant, and the forfeited RSUs shall be canceled without further action required by the Company or otherwise, or (ii) on or following the nine month anniversary of the Grant Date, a pro rata portion of the RSUs scheduled to vest following the date of such Termination of Service, determined by multiplying the total number of such unvested RSUs by a fraction, the numerator of which is equal to the number of months the Participant was employed by the Company following the Vesting Date immediately preceding the date of such Termination of Service (including any month during which the Participant remained employed by the Company for at least fifteen (15) days) and the denominator of which is equal to the number of months between the most recent Vesting Date immediately preceding the date of such Termination of Service and the third anniversary of the Grant Date, shall become immediately vested as of the date of such

Termination of Service, and the Shares with respect thereto shall be delivered as soon as reasonably practicable (and in no event later than thirty (30) days) following the date of such Termination of Service, subject to any required delay under Section 11 and provided that the Participant does not breach any of the restrictive covenants set forth herein and except as otherwise provided by Section 11 below.
(c)Certain Terminations During the Two-Year Period Following a Change in Control. If a Participant incurs a Termination of Service (i) at any time after a Change in Control, due to the Participant’s Retirement (as defined in Appendix A hereto), or (ii) at any time during the two year period following a Change in Control, either due to (A) a termination by the Company without Cause or (B) a resignation by the Participant for Good Reason (as defined in Appendix A hereto), any Replacement Award (as defined in Section 6 below) granted in respect of the RSUs shall vest in full immediately upon the date of Termination of Service, and the Shares with respect thereto shall be delivered as soon as reasonably practicable (and in no event later than thirty (30) days) following the date of such Termination of Service, except as otherwise provided by Section 11 below.
4.Settlement of the Vested RSUs.
(a)General. Vested RSUs shall be settled by the issuance of Shares as soon as reasonably practicable (and in no event later than thirty (30) days) following the originally scheduled Vesting Date, except as otherwise provided in Section 3 hereof and subject to Section 11. Nothing herein shall preclude the Company from settling the RSUs upon a Section 409A CIC, if they are not replaced by a Replacement Award, to the extent such settlement is effectuated in accordance with Treas. Regs. § 1.409A-3(j)(4)(ix)(B).
(b)Method of Delivery. In settlement of the vested RSUs, the Company shall deliver, or cause to be delivered to the Participant, Shares in the form of a certificate or proof of ownership in an aggregate amount equal to the number of Shares deliverable to the Participant in respect of the RSUs vesting on such date, unless the Company is using book- entry, in which case, the Company shall credit such Shares to the Participant’s account. In any case, such Shares shall not be subject to transfer restrictions and shall not bear any legend or electronic notation limiting transferability. Upon payment or crediting of such Shares, the vested RSUs shall be deemed fully settled and the Participant shall have no further rights in respect of such RSUs. No fractional Share shall be issued and any fractional vested RSU shall be rounded down to the nearest whole number, other than following a Change in Control, in which case the rules applicable to fractional Shares under the transaction agreement shall govern.
5.Rights as a Stockholder. Until the issuance of the Shares subject to the RSUs (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a holder of Common Stock shall exist with respect to the RSUs.
6.Change in Control. If a Change in Control occurs prior to any Vesting Date, the RSUs (if and to the extent not previously forfeited) shall vest effective as of such Change in Control, except to the extent that another award meeting the requirements of Section 11(c) of the Incentive

Plan (as determined by the Committee as of immediately prior to the Change in Control, in its sole discretion) is provided to the Participant to replace the RSUs (any award meeting the requirements of Section 11(c) of the Incentive Plan, a “Replacement Award”). If Replacement Awards are provided, from and after the Change in Control, references herein to the RSUs shall refer to the Replacement Awards, and references to the Company include any surviving successor entity following the Change in Control, in each case unless the context clearly indicates otherwise.
7.Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant or subject to any applicable tax for federal income tax purposes with respect to any RSUs, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all federal, state and local income and employment taxes that are required by applicable laws and regulations to be withheld with respect to such amount. The Participant may direct the Company to deduct any such taxes from any payment otherwise due to the Participant, including the delivery of Shares that gives rise to the withholding requirement. The Company’s obligation to deliver the Shares underlying the RSUs (or to make a book-entry or other electronic notation indicating ownership of the Shares) is subject to the condition precedent that the Participant either pay or provide for the amount of any such withholding.
8.No Right to Continued Employment; Effect on Benefit Plans. This Agreement shall not confer upon the Participant any right with respect to continuance of his or her employment or other relationship, nor shall it interfere in any way with the right of the Company, or any of its direct or indirect subsidiaries, to terminate his or her employment or other relationship, at any time. Income realized by the Participant pursuant to this Agreement shall not be included in the Participant’s earnings for the purpose of any benefit plan in which the Participant may be enrolled or for which the Participant may become eligible, unless otherwise specifically provided for in such plan.
9.Participant Representations. In connection with the grant of the RSUs, the Participant represents the following:
(a)The Participant has, if and to the extent deemed necessary or advisable in the judgment of the Participant, reviewed with the Participant’s own tax advisors, the federal, state, local and foreign tax consequences of this Agreement and the transactions contemplated hereby.
(b)The Participant is relying solely on such advisors, if any, and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this Agreement and the transactions contemplated hereby.
(c)The Participant has received, read and understood this Agreement and the Incentive Plan and agrees to abide by and be bound by their respective terms and conditions.
10.Restrictive Covenants.
(a)Non-Competition. While employed by the Company and for a period of one (1) year after the Participant’s Termination of Service with the Company for any reason, the

Participant shall not, directly or indirectly, serve as an owner, principal, partner, employee, consultant, officer, director or agent of an entity, including a sole proprietorship, that engages or is planning to engage in any business in which the Company is engaged in any market in which the Company is engaged at the time of the Participant’s Termination of Service, including, without limitation, the production and delivery of materials and products for the aerospace and defense, oil and gas/chemical and hydrocarbon processing industries, and electrical energy, medical, automotive, food equipment and appliance, and construction and mining markets (each such entity in such industry or market is referred to as a “Competing Business”). The Participant shall not be deemed to be in violation of this covenant solely by virtue of his or her ownership of not more than 2% of any company the stock of which is traded on a recognized securities exchange. References in this Section 10 to the “Company” shall include its Subsidiaries and Affiliates.
The Company intends to restrict your activities following your employment with the Company only to the extent that your affiliation with a Competing Business may be detrimental to the Company. To avoid unduly restricting your future employment, you should consult with the Company’s General Counsel (or officer of the Company fulfilling the same functions) if you intend to provide services to any potentially Competing Business during the one-year restricted period. The Company will consider the individual circumstances of such requests and will not unreasonably withhold consent.
(b)Non-Solicitation of Customers. While employed by the Company and for a period of one (1) year after the Participant’s Termination of Service with the Company for any reason, the Participant shall not, directly or indirectly, on behalf of a Competing Business solicit or attempt to divert the business or patronage of any business entity that has purchased materials or products from the Company within two (2) years prior to such Termination of Service and shall not assist any person or business entity in planning or making such a solicitation.
(c)Non-Solicitation of Employees. While employed by the Company and for a period of one (1) year after the Participant’s Termination of Service with the Company for any reason, the Participant shall not, directly or indirectly, solicit or assist another person or entity to solicit any person who consults with the Company or is employed by the Company to cease consulting with the Company or to leave the employ of the Company or to accept a consulting or other business relationship or employment with another person or entity, whether or not a Competing Business.
(d)Non-Disparagement. The Participant shall not disparage the Company or its business, agents, servants, employees, officers or directors.
(e)Confidentiality. The Participant shall not disclose, divulge or use any non-public information of the Company, including, but not limited to, manufacturing processes, customer lists, marketing plans or procedure proprietary information and trade secrets.
(f)Notice of Rights under Applicable Law. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall impair the Participant’s rights under the whistleblower provisions of any applicable federal law or regulation or, for the avoidance of doubt, limit the Participant’s right to receive an award for information provided to any government authority under such law or regulation. The Company hereby informs the Participant that, notwithstanding any provision of this Agreement to the contrary, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
(g)Consideration and Remedies. The Participant recognizes and acknowledges that the opportunity to earn compensation or receive Shares under this Agreement is adequate consideration for the covenants set forth in this Section 10. The Participant further acknowledges that the Company has no adequate remedy at law should the Participant violate or threaten to or attempt to violate any one or more of the covenants in this Section 10, and the Participant agrees that, in addition to the forfeiture of any RSUs that have not yet vested or Shares that have not yet been delivered to the Participant, the Company is entitled to an injunction or other equitable relief restraining the Participant from violating or threatening to or attempting to violate any one or more of the covenants set forth in this Section 10.
11.Section 409A. This Agreement and the RSUs granted hereunder are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom, and, with respect to RSUs that are subject to Section 409A of the Code, the Incentive Plan and this Agreement shall be interpreted and administered in all respects in accordance with Section 409A of the Code (including with respect to the application of any defined terms to RSUs that constitute nonqualified deferred compensation, which defined terms shall be interpreted to have the meaning required by Section 409A of the Code to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code). Each payment (including the delivery of Shares) under the RSUs that constitutes nonqualified deferred compensation subject to Section 409A of the Code shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Participant, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that constitutes nonqualified deferred compensation subject to Section 409A of the Code. Notwithstanding any other provision of this Agreement to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of Termination of Service), amounts that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code that would otherwise be payable by reason of the Participant’s Separation from Service during the six (6)-month period immediately following such Separation from Service shall instead be paid or provided on the first business day following the date that is six (6) months following the Participant’s Separation from Service.
12.Miscellaneous.
(a)Governing Law. This Agreement shall be governed and construed in accordance with the domestic laws of the State of Delaware without regard to such state’s principles of conflicts of laws.
(b)Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto. Neither this Agreement, nor any rights hereunder, shall be assignable or otherwise subject to hypothecation without the consent of all parties hereto.
(c)Entire Agreement; Amendment. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, with respect to the subject matter of this Agreement, including, without limitation, the terms of any employment or change of control agreement to which the Participant is a party, except with respect to the definitions of “Cause” and “Disability” as may be set forth in any such Individual Agreement that becomes applicable on a Change in Control, which definitions shall apply to the RSUs from and after such Change in Control. This Agreement may not be amended or modified without the written consent of the Company and the Participant.
(d)Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which, when so executed and delivered, shall be taken to be an original and all of which together shall constitute one document.
(e)Compliance with Corporate Policies. No delivery of Share shall be made under this Agreement or in respect of the RSUs, unless the Participant has fully complied with all policies of the Company, applicable to employees, including, but not limited to, the Company’s Corporate Guidelines for Business Conduct and Ethics.
13.Clawback. The Participant acknowledges and agrees that RSUs granted hereunder and the Shares received in respect thereof shall be subject to the clawback provisions set forth in Section 15(j) of the Incentive Plan, the terms of any clawback policy that the Company may adopt and that is applicable to the Participant, as it may be amended from time to time, and any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and the Participant shall pay any Forfeiture Amount required by Section 15(j) of the Incentive Plan, or any other amount as required by the terms of any such policy or applicable law.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ATI Inc.
By:    /s/ Vaishali S. Bhatia
Name:    Vaishali S. Bhatia
Title:    Senior Vice President, General Counsel and Chief Compliance Officer

Appendix A

“Disability” shall mean any condition as a result of which the Participant has been determined eligible to receive long-term disability benefits under the Company’s long term disability plan.
“Good Reason” means, without the Participant’s express written consent, the occurrence of any one or more of the following:
(1)    (i) a material diminution of the Participant’s position, authorities, duties, responsibilities or status (including offices, titles, or reporting relationships) as an employee of the Company (or those of the supervisor to whom the Participant is required to report, including a requirement that the Participant report to a corporate officer or other employee rather than directly to the Board), in each case, from those in effect as of immediately prior to the Change in Control, or (ii) the assignment to the Participant of duties or responsibilities inconsistent with his or her position as of immediately prior to the Change in Control, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Participant;
(2)    the Company’s requiring the Participant to be based at a location in excess of thirty-five (35) miles from the location of the Participant’s principal job location or office immediately prior to the Change in Control, except for required travel on the Company’s business to an extent consistent in all material respects with the Participant’s business travel obligations as of immediately prior to the Change in Control;
(3)    (i) a reduction in the Participant’s annual base salary, (ii) a material reduction in the Participant’s target annual incentive opportunity or (iii) a material reduction in the other compensation and benefits provided or made available to the Participant from the Company, in each case, from those in effect immediately prior to the Change in Control or, if greater, following the Change in Control;
(4)    a material breach of any Change in Control severance or similar agreement in place between the Company and the Participant, including the failure of the Company to obtain an unqualified agreement from any successor to the Company to assume and agree to perform the Company’s obligations under any such agreement;
(5)    a material diminution in the budget over which the Participant retains authority relative to such budget immediately prior to the Change in Control; or
(6)    any purported attempt by the Company to terminate the Participant’s employment other than for Cause or by reason of Disability occurring after an event constituting Good Reason.
The Participant’s mental or physical incapacity following the occurrence of an event described above shall not affect the his or her ability to terminate employment for Good Reason, and the Participant’s death following delivery of a notice of termination for Good Reason shall not affect the Participant’s estate’s entitlement to benefits provided upon a termination of employment for Good Reason.
    To invoke a termination for Good Reason, the Participant must provide written notice to the Company of the existence of one or more of the conditions described above within ninety (90) days following the Participant’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company or its affiliate will have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. If the Company or the affiliate fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Participant’s Termination of Service must occur, if at all, within thirty (30) days following such Cure Period.
“Retirement” shall mean, (a) prior to a Change in Control, a termination of employment with the Company and each Subsidiary of the Company, with the consent of the Company after providing no less than six months advance written notice to the Company (unless and to the extent such notice is waived by the Company) (i) at or after attainment of age 60 but prior to age 65 with ten years of credited employment with the Company, or (ii) at or after attainment of age 65, in each case upon no less than six months advance written notice by the Participant to the Company, unless and to the extent otherwise waived by the Company, and (b) following a Change in Control, at or after (i) attaining age 55 and (ii) completing five (5) years of employment with the Company or any Subsidiary of the Company.